Exhibit 4.4

SECOND LIEN COLLATERAL AGREEMENT

dated as of September 22, 2009

among

MXENERGY HOLDINGS INC.,

MXENERGY ELECTRIC INC.,

MXENERGY INC.,

and

THE OTHER PARTIES HERETO,
as Grantors,

and

LAW DEBENTURE TRUST COMPANY OF NEW YORK,
as Collateral Agent

i

Section 7	Collateral Agent	24

7.1	Collateral Agent’s Appointment as Attorney-in-Fact, etc.	24
7.2	Duty of Collateral Agent	25

Section 8	Miscellaneous	26

8.1	Amendments in Writing	26
8.2	Notices	26
8.3	Indemnification by Grantors	26
8.4	Enforcement Expenses	26
8.5	Captions	27
8.6	Nature of Remedies	27
8.7	Counterparts	27
8.8	Severability	27
8.9	Entire Agreement	27
8.10	Successors; Assigns	27
8.11	Governing Law	27
8.12	Consent to Arbitration	28
8.13	Waiver of Certain Damages	28
8.14	Set-off	29
8.15	[Intentionally Omitted]	29
8.16	Acknowledgements	29
8.17	Additional Grantors	29
8.18	Releases	29
8.19	Obligations and Liens Absolute and Unconditional	30
8.20	Termination; Reinstatement	30

Schedule 1	–	Grantors
Schedule 2	–	Pledged Equity, Investment Property and Pledged Notes
Schedule 3	–	Perfection Filings and Actions
Schedule 4	–	Collateral Locations
Schedule 5	–	Intellectual Property
Schedule 6	–	Deposit Accounts
Schedule 7	–	Identified Claims

Annex I	–	Joinder Agreement

ii

SECOND LIEN COLLATERAL AGREEMENT

Second Lien Collateral Agreement, dated as of September 22, 2009 (this “Agreement”), among MxEnergy Holdings Inc., a Delaware corporation (“Holdings”), and each Subsidiary of Holdings listed on Schedule 1 hereto (together with Holdings and any other Person that becomes a party hereto as provided herein, collectively, the “Grantors”) and Law Debenture Trust Company of New York, as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the benefit of the Trustee (as defined below) and the Noteholders (as defined below) (collectively, the “Secured Party”).

The Grantors have entered into that certain Indenture, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), among Holdings, the other Grantors, as guarantors, and Law Debenture Trust Company of New York, as trustee (together with its successors in such capacity, the “Trustee”) on behalf of the holders (the “Noteholders”) of the Notes (as defined below) pursuant to which Holdings has issued $67,751,000 aggregate principal amount of its 13¼% Senior Subordinated Secured Notes due 2014 (the “Notes).  The Trustee has been appointed to serve as Collateral Agent under the Indenture and, in such capacity, to enter into this Agreement.  The Grantors are executing and delivering this Agreement pursuant to the terms of the Indenture to induce the Noteholders to acquire the Notes.

In consideration of the premises set forth above, each Grantor hereby agrees with the Collateral Agent as follows:

Section 1                                               Definitions.

1.1           Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture, and the following terms are used herein as defined in the UCC (as defined below): Account Debtor, Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Farm Products, Goods, Health Care Insurance Receivables, Instruments, Inventory, Leases, Letter-of-Credit Rights, Money, Payment Intangibles, Supporting Obligations and Tangible Chattel Paper.

1.2           When used herein the following terms shall have the following meanings:

“AAA” has the meaning set forth in Section 8.12(a).

“Agreement” has the meaning set forth in the preamble hereto.

“Capital Stock” means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and (b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Chattel Paper” means all “chattel paper” as such term is defined in Section 9-102(a)(11) of the UCC and, in any event, including with respect to any Grantor, all Electronic Chattel Paper and Tangible Chattel Paper.

“Closing Date” means the date on which the Indenture is executed and delivered by all parties thereto and the Notes are issued.

“Collateral” means (a) all of the personal property now owned or at any time hereafter acquired by any Grantor or in which any Grantor now has or at any time in the future may acquire any right, title or interest, including all of each Grantor’s Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles, Health Care Insurance Receivables, Farm Products, Goods, Instruments, Intellectual Property, Inventory, Investment Property, Leases, Letter-of-Credit Rights, Money, Supporting Obligations and Identified Claims, (b) all books and records pertaining to any of the foregoing, (c) all Proceeds and products of any of the foregoing, and (d) all collateral security and guaranties given by any Person with respect to any of the foregoing, provided, however, that for the purposes of this Agreement “Collateral” shall not include the Escrow Account or any funds or securities on deposit therein or any proceeds of such funds or securities, which security interest is granted pursuant to the Escrow Agreement. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

“Collateral Agent” has the meaning set forth in the preamble hereto.

“Collateral Agent Party” has the meaning set forth in Section 8.3.

“Commission” means the Securities and Exchange Commission.

“Contract” means any contract or agreement to which any Grantor is a party.

“Contract Rights” means all of the Grantors’ rights and remedies under any Contract.

“Copyright Licenses” means all written agreements naming any Grantor as licensor or licensee, including those listed on Schedule 5, granting any right under any Copyright, including the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights” means all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, including those listed on Schedule 5, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office, and the right to obtain all renewals of any of the foregoing.

“Counterparty Undertakings” means, collectively, all representations, warranties, covenants and agreements in favor of any Grantor, and all indemnifications for the benefit of any Grantor relating thereto, pursuant to the Contracts.

“Credit Facility” means the debt facilities, physical supply agreements, commodity hedge facilities or similar agreements, entered into with Sempra Energy Trading LLC and/or its affiliates on the date hereof, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any refunding, replacement or refinancing thereof through similar facilities entered into with one or more counterparties, as a global financing or separate facilities, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents).

“Credit Facility Agent” means at any time, the Person serving at such time as the “Agent” or “Administrative Agent” under the Credit Facility or any other representative then most recently designated in accordance with the applicable provisions of the Credit Facility or any successor or replacement agreement or agreements entered into in connection with the replacement or refinancing of the Credit Facility, together with its successors in such capacity.

“Credit Facility Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Credit Facility Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Discharge of Credit Facility Obligations” means, except in the event of a refinancing of the Credit Facility, the occurrence of all of the following:

(i)             indefeasible payment in full in cash of settlement amounts, termination payments, the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding) and premium (if any) on all amounts outstanding under Credit Facility and constituting Credit Facility Obligations, including reimbursement obligations;

(ii)          indefeasible payment in full in cash of all other Credit Facility Obligations that are outstanding and unpaid at the time such settlement amounts, termination payments, principal, interest and premium (if any) on all amounts outstanding under the Credit Facility are paid in full in cash (other than any obligations for taxes, indemnifications, damages and other contingent liabilities in respect of which no claim or demand for payment has been made at such time);

(iii)       irrevocable termination or expiration of all commitments, if any, to extend credit that would constitute Credit Facility Obligations; and

(iv)      irrevocable termination or cash collateralization (in an amount and manner reasonably satisfactory to the Credit Facility Agent, but in no event greater than 105% of the aggregate undrawn face amount) of all letters of credit and guarantees issued under or pursuant to the terms of the Credit Facility Documents and constituting Credit Facility Obligations.

“Discharge of Notes Obligations” means indefeasible payment in full in cash of all Notes Obligations that are outstanding and unpaid at the time such payment (other than any obligations for taxes, indemnifications, damages and other contingent liabilities in respect of which no claim or demand for payment has been made at such time.

“Escrow Account” means the escrow account under the Escrow Agreement.

“Escrow Agreement” means that certain Escrow and Security Agreement dated as of the date hereof, by and among Holdings, Law Debenture Trust Company of New York, as trustee under the Indenture, and Law Debenture Trust Company of New York, as escrow agent and securities intermediary.

“EDC” means the local distribution company responsible for delivering Energy (as defined in the Credit Facility Documentation) to MxEnergy Electric Inc.’s customers in a particular geographic area.

“Fixtures” means all of the following, whether now owned or hereafter acquired by a Grantor: plant fixtures; business fixtures; other fixtures and storage facilities, wherever located; and all additions and accessories thereto and replacements therefor.

“General Intangibles” means all “general intangibles” as such term is defined in Section 9-102(a)(42) of the UCC and, in any event, including with respect to any Grantor, all Payment Intangibles, all Contract Rights, all Counterparty Undertakings, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same from time to time may be amended, supplemented or otherwise modified, including, without limitation, (a) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (b) all rights of such Grantor to damages arising thereunder and (c) all rights of such Grantor to perform and to exercise all remedies thereunder; provided, that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a security interest pursuant to this Agreement in any Receivable or any money or other amounts due or to become due under any such Payment Intangible, contract, agreement, instrument or indenture.

“Grantors” has the meaning set forth in the preamble hereto.

“Holdings” has the meaning set forth in the preamble hereto.

“Identified Claims” means the Commercial Tort Claims described on Schedule 7 as such schedule shall be supplemented from time to time.

“Indemnified Liabilities” has the meaning set forth in Section 8.3.

“Indenture” has the meaning set forth in the preamble hereto.

“Insolvency or Liquidation Proceeding” means:

(i)             any case commenced by or against Holdings or any other Grantor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of Holdings or any other Grantor, any receivership or assignment for the benefit of creditors relating to Holdings or any other Grantor or any similar case or proceeding relative to Holdings or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(ii)          any liquidation, dissolution, marshalling of assets or liabilities or other winding up of Holdings or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, other than a liquidation or dissolution of Holdings or a Grantor in connection with (a) a merger or consolidation of such Person with or into a Grantor or Holdings, as the case may be, or (b) a transfer of substantially all assets of Holdings or a Grantor to a Grantor or Holdings, as the case may be, in the case of each of the preceding clauses (a) and (b), in a transaction that is permitted under the Indenture; or

(iii)       any other proceeding of any type or nature in which substantially all claims of creditors of Holdings or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note” means any promissory note evidencing loans made by any Grantor to any other Grantor.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of September 22, 2009, by and among the Trustee, Holdings, the other pledgors from time to time parties thereto and the Credit Facility Agent.

“Investment Property” means the collective reference to (a) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC (other than the equity interest of any foreign Subsidiary excluded from the definition of Pledged Equity), (b) all “financial assets” as such term is defined in Section 8-102(a)(9) of the UCC, and (c) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Equity.

“Issuers” means the collective reference to each issuer of any Investment Property.

“LDC” means the local distribution company responsible for delivering Gas (as defined in the Credit Facility Documentation) to MxEnergy Inc.’s customers in a particular geographic area.

“Notes” has the meaning set forth in the preamble hereto.

“Noteholders” has the meaning set forth in the preamble hereto.

“Notes Documents” means, collectively, the Indenture, the Notes and all security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by Holdings or any other Grantor creating (or purporting to create) a Lien securing Notes Obligations in favor of the Collateral Agent, and any other document or instrument executed or delivered at any time in connection with, or giving rise to, any Notes Obligations, to the extent such are effective at the relevant time, as each may be amended, amended and restated, supplemented, modified, renewed, restated, replaced, refinanced or extended, restructured or otherwise modified in whole or in part, from time to time, in accordance with its terms and with the provisions of the Intercreditor Agreement.

“Notes Obligations” means any principal, interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Notes Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities to be paid or performed under the Notes Documents..

“Notes Security Documents” means, collectively, this Agreement and any and all guarantees, security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by Holdings or any other Grantor creating (or purporting to create) a Lien securing Notes Obligations in favor of the Collateral Agent, in each case, as amended, amended and restated, supplemented, modified, renewed, restated, replaced, refinanced or extended, restructured or otherwise modified, in whole or in part, from time to time, in accordance with its terms and with the provisions of this Agreement.

“Patent Licenses” means all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including any of the foregoing referred to in Schedule 5.

“Patents” means (a) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including any of the foregoing referred to in Schedule 5, (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including any of the foregoing referred to in Schedule 5, and (c) all rights to obtain any reissues or extensions of the foregoing.

“Payments” has the meaning set forth in Section 3.2.

“Pledged Equity” means 100% of the outstanding equity interests in MX Electric, MX Energy, and any other Subsidiary of Holdings, as set forth on Schedule 2, and such other equity interests set forth on Schedule 2, together with any other equity interests, certificates, options or rights of any nature whatsoever in respect of the equity interests of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided, that in no event shall more than 65% of the total outstanding equity interests of any foreign Subsidiary (including MxEnergy (Canada) Ltd., a Nova Scotia corporation) be required to be pledged hereunder.

“Pledged Notes” means all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable” means any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including any Accounts).

“Related Agreements” means, collectively, the Notes Documents, the Stockholders Agreement, the Registration Rights Agreement and the Intercreditor Agreement.

“Second Lien Collateral Agreement Joinder” means a joinder agreement in the form of Annex I hereto.

“Secured Party” has the meaning set forth in the preamble hereto.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including any of the foregoing referred to in Schedule 5, and (b) the right to obtain all renewals thereof.

“Trademark Licenses” means, collectively, each agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including any of the foregoing referred to in Schedule 5.

“UCC” means the Uniform Commercial Code as in effect on the date hereof and from time to time in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

Section 2                                               [Intentionally Omitted].

Section 3                                               Grant of Security Interest.

3.1                                 Grant.  (a) Each Grantor hereby assigns and transfers to the Collateral Agent for the benefit of the Secured Party, and hereby grants to Collateral Agent for the benefit of the Secured Party, and its respective successors, endorsees, transferees and assigns and (to the extent provided herein) their Affiliates, a continuing security interest in all of its Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Notes Obligations.

(b)                                 Notwithstanding any other provision of this Section 3.1, but subject to Section 3.1(d), this Agreement shall not constitute a grant of a security interest in (i) any property to the extent (and only for so long as) that such grant of a security interest is expressly prohibited by any applicable law, (ii) accounts receivable from Customers to the extent that (and only for so long as) such grant of a security interest is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any express provision of any contract, agreement or instrument between a LDC or an EDC and one or more Grantors, (iii) any contract between a LDC or EDC and one or more Grantors which has express provisions which prohibit grants of security interests in such contract unless an exception to such prohibition is applicable to the security interest granted by this Agreement (unless in any such case and to the extent such applicable law or such relevant express provision in such contract, agreement, instrument providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law) and (iv) the Capital Stock, securities and other payment rights of any Grantor to the extent that under Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) the grant of a security interest in such Capital Stock, securities and other payment rights would require the filing of separate financial statements of such Grantor with the Commission (or any other governmental agency).  In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the Commission to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the Commission (or any other governmental agency) of separate financial statements of any Grantor due to the fact that such Grantor’s Capital Stock, securities or other payment rights secure the Notes Obligations, then the Capital Stock, securities or other payment rights of such Grantor shall automatically be deemed not to be part of the Collateral but only to the extent necessary to not be subject to such requirement.  In the event that Rule 3-10 and Rule 3-16 of Regulation S-X under the Securities Act are amended, modified or interpreted by the Commission to permit (or are replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Grantor’s Capital Stock, securities and other payment rights to secure the Notes Obligations in excess of the amount then pledged without the filing with the Commission (or any other governmental agency) of separate financial statements of such Grantor, then the Capital Stock, securities and other payment rights of such Grantor shall automatically be deemed to be a part of the Collateral but only to the extent that such Grantor would not be subject to any such financial statement requirement.  For the avoidance of doubt, this Section 3.1(b) is not applicable to accounts receivable due from a LDC or an EDC to one or more Grantors.

(c)                                  Each Grantor hereby agrees to use commercially reasonable efforts to obtain any required consent not obtained under, or to seek an amendment to, any contract, agreement, instrument or other document in order to permit the grant of a security interest to the Secured Party (or its agents) in any property affected by Section 3.1(b).

(d)                                 Section 3.1(b) shall not be deemed effective to the extent that Sections 9-406, 9-407 and 9-408 of the UCC would in any instance render the limitations set forth in clauses (i), (ii) or (iii) of Section 3.1(b) ineffective.

3.2                                 Collateral Assignment of Rights under the Contracts.  Each Grantor hereby irrevocably authorizes and empowers the Collateral Agent or its agents, in their sole discretion, to assert, either directly or on behalf of any Grantor, at any time that a Default is in existence, any claims any Grantor may from time to time have against the counterparties or any of their affiliates with respect to any and all of the Contract Rights or with respect to any and all payments or other obligations due from the counterparties or any of their affiliates to any Grantor under or pursuant to the Contracts (“Payments”), and to receive and collect any damages, awards and other monies resulting therefrom and to apply the same on account of the Notes Obligations in accordance with Section 6.5 hereof. After the occurrence and during the continuation of a Default, subject to the terms of the Intercreditor Agreement, the Collateral Agent may provide notice to the counterparties or any of their Affiliates under any Contract that all Payments shall be made to or at the direction of the Collateral Agent for so long as such Default shall be continuing. Following the delivery of any such notice, the Collateral Agent shall promptly notify the counterparties under such Contract upon the termination or waiver of any such Default and the Collateral Agent shall promptly deliver to Holdings any Payments it receives after such termination or waiver and prior to notifying the counterparties thereto. Each Grantor hereby irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees, or agents designated by the Collateral Agent) as such Grantor’s true and lawful attorney (and agent-in-fact) for the purpose of enabling the Collateral Agent or its agents to assert and collect such claims and to apply such monies in the manner set forth hereinabove.  Such appointment shall become effective upon the occurrence and during the continuation of a Default and, if the Notes Documents are terminated following an Event of Default, such appointment shall continue thereafter.

Section 4                                               Representations and Warranties.

Each Grantor, jointly and severally, hereby represents and warrants to the Collateral Agent as follows:

4.1                                 Corporate Authority.  It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.  It has the corporate power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any other Note Document to which it is a party and has taken all necessary corporate action to authorize such execution, delivery and performance.  Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.  All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any other Note Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with.  Its obligations under this Agreement and any other Note Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

4.2                                 Title; No Other Liens.  Except for Permitted Liens, the Grantors own each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except filings evidencing Permitted Liens and filings for which termination statements have been delivered to the Collateral Agent.

4.3                                 Perfected Liens.  The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on Schedule 3, have been delivered to the Collateral Agent in completed, to the extent required, and duly executed form) will constitute valid perfected security interests in all of the Collateral (other than unregistered patents, trademarks and copyrights and titled motor vehicles) in favor of the Collateral Agent, as collateral security for each Grantor’s obligations, enforceable in accordance with the terms hereof against all creditors of each Grantor and any Persons purporting to purchase any Collateral from each Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens that secure the Credit Facility Obligations and Permitted Liens for which priority is accorded under applicable law.  The filings and other actions specified on Schedule 3 constitute all of the filings and other actions necessary to perfect all security interests granted hereunder.

4.4                                 Grantor Information.  On the date hereof, Schedule 1 sets forth (a) each Grantor’s jurisdiction of organization, (b) the location of each Grantor’s chief executive office, (c) each Grantor’s exact legal name as it appears on its organizational documents and (d) each Grantor’s organizational identification number (to the extent a Grantor is organized in a jurisdiction which assigns such numbers) and federal employer identification number.

4.5                                 Collateral Locations.  On the date hereof, Schedule 4 sets forth (a) each place of business of each Grantor (including its chief executive office), (b) all locations where all Inventory and the Equipment owned by each Grantor is kept, except with respect to Inventory and Equipment with a fair market value of less than $100,000 (in the aggregate for all Grantors) which may be located at other locations and (c) whether each such Collateral location and place of business (including each Grantor’s chief executive office) is owned or leased (and if leased, specifies the complete name and notice address of each lessor). No Collateral is located outside the United States or in the possession of any lessor, bailee, warehouseman or consignee, except as indicated on Schedule 4.

4.6                                 Certain Property.  None of the Collateral constitutes, or is the Proceeds of, (a) Farm Products, (b) Health Care Insurance Receivables or (c) vessels, aircraft or any other property subject to any certificate of title or other registration statute of the United States, any State or other jurisdiction, except for personal vehicles owned by the Grantors and used by employees of the Grantors in the ordinary course of business with an aggregate fair market value of less than $100,000 (in the aggregate for all Grantors).

4.7                                 Investment Property.  (a) Except as set forth on Schedule 2, the Pledged Equity pledged by each Grantor hereunder constitutes all the issued and outstanding equity interests of each Issuer owned by such Grantor or, in the case of any foreign Subsidiary, 65% of all issued and outstanding equity interests of such foreign Subsidiary.

(b)                                 All of the Pledged Equity has been duly and validly issued and, to the extent applicable, is fully paid and nonassessable.

(c)                                  Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally), general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d)                                 Schedule 2 lists all Investment Property owned by each Grantor. Each Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except Permitted Liens.

4.8                                 Receivables.  (a) No material amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Credit Facility Agent.

(b)                                 The amounts represented by such Grantor to the Collateral Agent from time to time as owing to such Grantor in respect of the Receivables (to the extent such representations are required by any of the Notes Documents) will at all such times be accurate in all material respects.

4.9                                 Intellectual Property.  (a) Schedule 5 lists all Intellectual Property owned by such Grantor in its own name on the date hereof.

(b)                                 On the date hereof, all material Intellectual Property owned by any Grantor is valid, subsisting, unexpired and enforceable and has not been abandoned.

(c)                                  Except as set forth in Schedule 5, none of the Intellectual Property material to a Grantor’s business is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

(d)                                 Each Grantor owns and possesses or has a license or other right to use all Intellectual Property as is necessary for the conduct of the businesses of such Grantor, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

4.10                           Depositary and Other Accounts.  All depositary and other accounts maintained by each Grantor are described on Schedule 6 hereto, which description includes for each such account the name of the Grantor maintaining such account, the name, address, telephone and fax numbers of the financial institution at which such account is maintained, the account number and the account officer, if any, of such account.

4.11                           Certain Exclusion From Security Interests.  As of the date hereof, no Capital Stock, securities and other payment rights of any Grantor has been excluded from the security interest granted pursuant to Section 3.1(a) of this Agreement by operation of clause (iv) of the first sentence of Section 3.1(b) of this Agreement.

Section 5                                               Covenants.

Each Grantor covenants and agrees with the Collateral Agent that, from and after the date of this Agreement until the Discharge of Notes Obligations:

5.1                                 Delivery of Instruments, Certificated Securities and Chattel Paper.  If any amount payable under or in connection with any of the Collateral in excess of $100,000 (in the aggregate for all Grantors) shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Collateral Agent (subject to the terms of the Intercreditor Agreement), duly endorsed in a manner satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement. Subject to the terms of the Intercreditor Agreement, in the event that a Default shall have occurred and be continuing, upon the request of the Collateral Agent, any Instrument, Certificated Security or Chattel Paper not theretofore delivered to the Collateral Agent and at such time being held by any Grantor shall be promptly (and in any event within two Business Days) delivered to the Collateral Agent, duly endorsed in a manner satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement.

5.2                                 Maintenance of Perfected Security Interest; Further Documentation.  (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.3 and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b)                                 Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request, all in reasonable detail.

(c)                                  At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including (i) filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) subject to the terms of the Intercreditor Agreement, in the case of Investment Property and any other relevant Collateral, taking any actions necessary to enable the Collateral Agent to obtain “control” (within the meaning of the applicable UCC) with respect thereto and (iii) subject to the terms of the Intercreditor Agreement, during the continuance of a Default, if requested by the Collateral Agent, delivering, to the extent permitted by law, any original motor vehicle certificates of title received by such Grantor from the applicable secretary of state or other governmental authority after information reflecting the Collateral Agent’s security interest has been recorded therein.

5.3                                 Changes in Locations, Name, etc.  Such Grantor shall not, except upon 30 days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of (a) all additional executed financing statements and other documents reasonably requested by the Collateral Agent as to the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedule 4 showing any additional location at which Inventory or Equipment shall be kept:

(i)                                     permit any of the Inventory or Equipment to be kept at a location other than those listed on Schedule 4; provided, that up to $100,000 (in the aggregate for all Grantors) in fair market value of any such Inventory and Equipment may be kept at other locations;

(ii)                                  change its jurisdiction of organization or the location of its chief executive office from that specified on Schedule 1 or in any subsequent notice delivered pursuant to this Section 5.3; or

(iii)                               change its name, identity or corporate structure.

5.4                                 Notices.  Such Grantor will advise the Collateral Agent promptly upon knowledge by such Grantor thereof, in reasonable detail, of:

(a)                                  any Lien (other than Permitted Liens) on any of the Collateral which would adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder; and

(b)                                 the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the Liens created hereby.

5.5                                 Investment Property.  (a) If such Grantor shall become entitled to receive or shall receive any certificate, option or rights in respect of the equity interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any of the Pledged Equity, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Agent, hold the same in trust for the Collateral Agent and deliver the same forthwith to the Credit Facility Agent until the Discharge of Credit Facility Obligations and thereafter to the Collateral Agent in the exact form received, duly endorsed by such Grantor to the Collateral Agent, if required, together with an undated instrument of transfer covering such certificate duly executed in blank by such Grantor and with, if the Collateral Agent, so requests, signature guaranteed, to be held by the Collateral Agent, subject to the terms hereof, as additional Collateral for the Notes Obligations. Subject to the terms of the Intercreditor Agreement, (i) any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional Collateral for the Notes Obligations, and (ii) in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected Lien in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional Collateral for the Notes Obligations. Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of a Default, if any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Collateral Agent, segregated from other funds of such Grantor, as additional Collateral for the Notes Obligations.

(b)                                 Without the prior written consent of the Collateral Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any equity interests of any nature or to issue any other securities or interests convertible into or granting the right to purchase or exchange for any equity interests of any nature of any Issuer, except, in each case, as permitted by the Indenture, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Indenture) other than, with respect to Investment Property not constituting Pledged Equity or Pledged Notes, any such action which is not prohibited by the Indenture, (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for Permitted Liens, or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof, except, with respect to such Investment Property, shareholders’ agreements entered into by such Grantor with respect to Persons in which such Grantor maintains an ownership interest of 50% or less.

(c)                                  In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.5(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to such Grantor with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 regarding the Investment Property issued by it.

5.6                                 Receivables.  (a) Other than in the ordinary course of business consistent with its past practice and in amounts which are not material to such Grantor, such Grantor will not (i) grant any extension of the time of payment of any Receivable other than extensions which such Grantor deems reasonable and consistent with prudent business practice, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

(b)                                 Such Grantor will deliver to the Collateral Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables for all Grantors.

5.7                                 Intellectual Property.  (a) Such Grantor (either itself or through licensees) will (i) continue to use each Trademark material to its business in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Collateral Agent shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way except, in the case of each of clauses (i) through (v) of this Section 5.7(a), to the extent that it could not reasonably be expected to cause a Material Adverse Effect.

(b)                                 Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any Patent material to its business may become forfeited, abandoned or dedicated to the public.

(c)                                  Such Grantor (either itself or through licensees) (i) will employ each Copyright material to its business and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of such Copyrights may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of such Copyrights may fall into the public domain.

(d)                                 Such Grantor (either itself or through licensees) will not do any act that knowingly infringes the intellectual property rights of any other Person.

(e)                                  Such Grantor will notify the Collateral Agent promptly if it knows that any application or registration relating to any material Intellectual Property owned by a Grantor or material to a Grantor’s business may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding, such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(f)                                    Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Collateral Agent concurrently with the next delivery of financial statements of the applicable Grantor pursuant to Section 4.3(a)(1) of the Indenture. Upon the request of the Collateral Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Collateral Agent may request to evidence the Collateral Agent’s security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(g)                                 Such Grantor will take all reasonable and necessary steps to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of all material Intellectual Property owned by it.

(h)                                 In the event that any material Intellectual Property owned by a Grantor or material to a Grantor’s business is infringed upon or misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Collateral Agent after it learns thereof and, to the extent, in its reasonable judgment, such Grantor determines it appropriate under the circumstances, sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.  If Grantor fails to take action under clause (i) or (ii) for one hundred twenty (120) days after Grantor becomes aware of such infringement, misappropriation or dilution, after the Discharge of Credit Facility Obligations, the Collateral Agent is hereby authorized to take action on behalf of the Grantor to the extent the infringement, misappropriation or dilution would have an adverse effect on the Collateral Agent or the Collateral Agent’s interests in the Collateral hereunder.

5.8                                 Counterparty Undertakings.

(a)                                  Each Grantor shall keep the Collateral Agent informed of all circumstances bearing upon any material potential claim under or with respect to the Material Contracts and the Counterparty Undertakings and such Grantor shall not, without the prior written consent of the Collateral Agent, (i) waive any of its rights or remedies under any Material Contract with respect to any of the Counterparty Undertakings in excess of $100,000, (ii) settle, compromise or offset any amount payable by the counterparties to such Grantor under any Material Contract in excess of $100,000 or (iii) amend or otherwise modify any Material Contract in any manner which is adverse to the interests of the Collateral Agent.

(b)                                 Each Grantor shall perform and observe all the terms and conditions of each Material Contract to be performed by it, maintain each Material Contract in full force and effect, enforce in all material respects each Material Contract in accordance with its terms and take all such action to such end as may from time to time be reasonably requested by the Collateral Agent, except where except where the Grantor demonstrates that the failure to do so would not result in a loss or losses to such Grantor or an impairment to the value of the Collateral that in the aggregate exceeds $3,500,000; provided that the foregoing exception shall not apply to any Material Contract that is necessary for the conduct of the business of the Grantors taken as a whole.

(c)                                  Anything herein to the contrary notwithstanding, (i) each applicable Grantor shall remain liable under each Material Contract to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any

Grantor from any of its duties or obligations under any Material Contract and (iii) the Collateral Agent shall not have any obligation or liability under any Material Contract by reason of this Agreement, nor shall the Collateral Agent be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

5.9                                 Depositary and Other Deposit Accounts.  No Grantor shall open new depositary or other deposit accounts unless such Grantor shall have received the prior written consent of the Credit Facility Agent or, if the Discharge of Credit Facility Obligations has occurred, the Collateral Agent; provided that no consent of the Collateral Agent shall be required to the extent an agreement has been entered into in order to give the Collateral Agent “control” (as defined in the UCC) of such account.  The Grantors shall deliver to the Collateral Agent a revised version of Schedule 6 showing any changes thereto within 5 days of any such change. Each Grantor hereby authorizes the financial institutions at which such Grantor maintains a Deposit Account to provide the Collateral Agent with such information with respect to such Deposit Account as the Collateral Agent may from time to time reasonably request, and each Grantor hereby consents to such information being provided to the Collateral Agent. Each Grantor will, upon the Collateral Agent’s request, cause each financial institution at which such Grantor maintains a depositary or other Deposit Account to enter into a bank agency or other similar agreement with the Collateral Agent and such Grantor, in form and substance satisfactory to the Collateral Agent, in order to give the Collateral Agent “control” (as defined in the UCC) of such account. Each Grantor shall direct all Account Debtors to make all payments on the Accounts directly to a Deposit Account designated by the Credit Facility Agent in which the Collateral Agent has a perfected security interest or, if the Discharge of Credit Facility Obligations has occurred, to a Deposit Account in which the Collateral Agent has a perfected security interest.  If any Grantor or any director, officer, employee, agent of such Grantor, or any other Person acting for or in concert with such Grantor shall receive any monies, checks, notes, drafts or other payments relating to or as proceeds of Accounts or other Collateral, such Grantor and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, the Credit Facility Agent (and after Discharge of Credit Facility Obligations, the Collateral Agent) and, promptly (and in any event within one Business Day) upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to a Deposit Account in which the Collateral Agent has a perfected security interest, subject to any rights of the Grantors to use such proceeds pursuant to the Indenture. The Grantors, jointly and severally, agree to pay all fees, costs and expenses in connection with opening and maintaining each Account, control agreements with respect thereto, and depositing for collection by the Collateral Agent any check or other item of payment received by the Collateral Agent on account of the Notes Obligations. All of such fees, costs and expenses shall constitute Notes Obligations hereunder and shall be payable to the Collateral Agent by the Grantors upon demand. All checks, drafts, instruments and other items of payment or proceeds of Collateral shall be endorsed by the applicable Grantor to the Collateral Agent, and, if that endorsement of any such item shall not be made for any reason, after Discharge of Credit Facility Obligations, the Collateral Agent is hereby irrevocably authorized to endorse the same on such Grantor’s behalf for the purpose of this section, each Grantor irrevocably hereby makes, constitutes and appoints the Collateral Agent (and all Persons designated by the Collateral Agent for that purpose) as such Grantor’s true and lawful attorney and agent-in-fact (a) to endorse such Grantor’s name upon said items of payment and/or proceeds of Collateral and upon any Chattel Paper, document, Instrument, invoice or similar document or agreement relating to any Account of such Grantor or goods pertaining thereto; (b) to take control in any manner of any item of payment or proceeds thereof; and (c) while a Default has occurred and is continuing, to have access to any lock box or postal box into which any of such Grantor’s mail is deposited, and open and process all mail addressed to the such Grantor and deposited therein.

5.10                           Other Matters.

(a)                                  [Intentionally Omitted].

(b)                                 Each Grantor authorizes the Collateral Agent to, at any time and from time to time, file financing statements, continuation statements, and amendments thereto that describe the Collateral as “all assets” of each Grantor, or words of similar effect, and which contain any other information required pursuant to the UCC for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, and each Grantor agrees to furnish any such information to the Collateral Agent promptly upon request. Any such financing statement, continuation statement, or amendment may be signed by the Collateral Agent on behalf of any Grantor and may be filed at any time in any jurisdiction.

(c)                                  Each Grantor shall, at any time and from time to time, take such steps as the Collateral Agent may reasonably request for the Collateral Agent (i) to obtain an acknowledgement, in form and substance reasonably satisfactory to the Collateral Agent, of any bailee having possession of any of the Collateral, stating that the bailee holds such Collateral for the Collateral Agent, (ii) after Discharge of Credit Facility Obligations, to obtain “control” of any letter-of-credit rights, or electronic chattel paper (as such terms are defined by the UCC with corresponding provisions thereof defining what constitutes “control” for such items of Collateral), with any agreements establishing control to be in form and substance reasonably satisfactory to the Collateral Agent, and (iii) otherwise to insure the continued perfection and priority of the Collateral Agent’s security interest in any of the Collateral and of the preservation of its rights therein. If any Grantor shall at any time, acquire a “commercial tort claim” (as such term is defined in the UCC) in excess of $100,000, such Grantor shall promptly notify the Collateral Agent thereof in writing and supplement Schedule 7, therein providing a reasonable description and summary thereof, and upon delivery thereof to the Collateral Agent, such Grantor shall be deemed to thereby grant to the Collateral Agent (and such Grantor hereby grants to the Collateral Agent) a security interest and lien in and to such commercial tort claim and all proceeds thereof, all upon the terms of and governed by this Agreement.

(d)                                 Without limiting the generality of the foregoing, if any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify the Collateral Agent thereof and, at the request of the Collateral Agent (after Discharge of Credit Facility Obligations), shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent “control” under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Collateral Agent agrees with the Grantors that the Collateral Agent will arrange, pursuant to procedures satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Grantors to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless a Default has occurred and is continuing or would occur after taking into account any action by any Grantor with respect to such electronic chattel paper or transferable record.

Section 6                                               Remedial Provisions.

6.1                                 Certain Matters Relating to Receivables.  (a) Each Grantor shall keep proper books and records in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in accordance with GAAP.  Each Grantor shall permit the Collateral Agent or any representative thereof, upon reasonable prior notice, to visit and inspect its properties, to examine, audit and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  At any time and from time to time after the occurrence and during the continuance of an Event of Default, upon the Collateral Agent’s request and at the expense of the relevant Grantor, such Grantor shall use reasonable efforts to cause independent public accountants or others satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations and verifications of the Receivables.

(b)                                 Subject to the terms of the Intercreditor Agreement, the Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, subject to Section 5.9, and the Collateral Agent may curtail or terminate such authority at any time after the occurrence and during the continuance of a Default. Subject to the terms of the Intercreditor Agreement, if required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two (2) Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent if required, in a Lockbox Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c)                                  Subject to the terms of the Intercreditor Agreement, at any time and from time to time after the occurrence and during the continuance of a Default, at the Collateral Agent’s request, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including all original orders, invoices and receipts.

(d)                                 Subject to the terms of the Intercreditor Agreement, each Grantor hereby irrevocably authorizes and empowers the Collateral Agent, in the Collateral Agent’s sole discretion, at any time that after the occurrence and during the continuance of an Event of Default and after the Collateral Agent has provided such Grantor with three (3) Business Days’

prior notice, to assert, either directly or on behalf of such Grantor, any claim such Grantor may from time to time have against the counterparties under or with respect to the Contracts and to receive and collect any and all damages, awards and other monies resulting therefrom and to apply the same to the Notes Obligations. Each Grantor hereby irrevocably makes, constitutes and appoints the Collateral Agent as its true and lawful attorney in fact for the purpose of enabling the Collateral Agent to assert and collect such claims and to apply such monies in the manner set forth above, which appointment, being coupled with an interest, is irrevocable.

6.2                                 Communications with Obligors; Grantors Remain Liable.  (a) Subject to the terms of the Intercreditor Agreement, the Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of a Default and after the Collateral Agent has provided such Grantor with three (3) Business Days’ prior notice communicate with obligors under the Receivables to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Receivables.

(b)                                 Subject to the terms of the Intercreditor Agreement, upon the request of the Collateral Agent at any time after the occurrence and during the continuance of a Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Collateral Agent and that payments in respect thereof shall be made directly to the Collateral Agent.

(c)                                  Anything herein to the contrary notwithstanding, each Grantor shall remain liable in respect of each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. The Collateral Agent shall not have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent of any payment relating thereto, nor shall the Collateral Agent be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(d)                                 For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement after the occurrence and during the continuation of a Default, each Grantor hereby grants to the Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

6.3                                 Investment Property.  (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends and distributions paid in respect of the

Pledged Equity and all payments made in respect of the Pledged Notes, to the extent permitted in the Indenture, and to exercise all voting and other rights with respect to the Investment Property; provided, that no vote shall be cast or other right exercised or action taken which could impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Notes Documents or any other Related Agreement.

(b)                                 If a Default shall occur and be continuing and the Collateral Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, subject to the terms of the Intercreditor Agreement (i) the Collateral Agent shall have the right to receive any and all cash dividends and distributions, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Notes Obligations in accordance with Section 6.5 hereof, and (ii) any or all of the Investment Property shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (x) all voting and other rights pertaining to such Investment Property at any meeting of holders of the equity interests of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c)                                  Subject to the terms of the Intercreditor Agreement, each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder over which it has control or the ability to influence to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that a Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividends, distributions or other payments with respect to the Investment Property directly to the Collateral Agent.

6.4                                 Proceeds to be Turned Over to the Collateral Agent.  In addition to the rights of the Collateral Agent specified in Section 6.1 with respect to payments of Receivables, subject to the terms of the Intercreditor Agreement, if a Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other cash equivalent items shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a collateral account maintained under its sole dominion and control. All Proceeds, while held by the Collateral Agent in any collateral account (or by such Grantor in trust for the Collateral Agent) established pursuant hereto, shall continue to be held as collateral security for the Notes Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5                                 Application of Proceeds.  Subject to the terms of the Intercreditor Agreement, at such intervals as may be agreed upon by the applicable Grantor and the Collateral Agent, or, if a Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of Proceeds from the sale of, or other realization upon, all or any part of the Collateral in payment of the Notes Obligations in such order as the Collateral Agent shall determine in its discretion. Any part of such funds which the Collateral Agent elects not so to apply and deems not required as collateral security for the Notes Obligations shall be paid over from time to time by the Collateral Agent to the applicable Grantor or to whomsoever may be lawfully entitled to receive the same. Any balance of such Proceeds remaining after the Discharge of Notes Obligations shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive the same. In the absence of a specific determination by the Collateral Agent, the Proceeds from the sale of, or other realization upon, all or any part of the Collateral in payment of the Notes Obligations shall be applied in the following order:

FIRST, to the payment of all fees, costs, expenses and indemnities of the Collateral Agent and any other Notes Obligations owing to the Collateral Agent in respect of sums advanced by the Collateral Agent to preserve the Collateral or to preserve its security interest in the Collateral, until paid in full;

SECOND, to the payment of all of the Notes Obligations including accrued and unpaid interest owing to the Collateral Agent until paid in full; and

THIRD, to the payment of any remaining Proceeds, if any, to whomever may be lawfully entitled to receive such amounts.

6.6                                 Code and Other Remedies.  If an Event of Default shall occur and be continuing, subject to the terms of the Intercreditor Agreement, the Collateral Agent may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Notes Obligations, all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery with assumption of any credit risk. The Collateral Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.  The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Notes Obligations, in accordance with Section 6.5 hereof, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, need the Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

6.7                                 Private Sales of Pledged Equity.

(a)                                  Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Equity, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Equity for the period of time necessary to permit the Issuer thereof to register such securities or other interests for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(b)                                 Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity pursuant to this Section 6.7 valid and binding and in compliance with applicable law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Default has occurred under the Indenture.

6.8                                 Waiver; Deficiency.  Each Grantor waives and agrees not to assert any rights or privileges which it may acquire under Section 9-626 of the UCC. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Notes Obligations in full and the fees and disbursements of any attorneys employed by the Collateral Agent to collect such deficiency.

6.9                                 Collateral Access.  The Collateral Agent shall be granted access to the Grantors’ records and billings systems and shall be granted, at the Grantors’ expense, licenses (including software updates) to allow the Collateral Agent to realize the value of all Contracts.  In no event shall the Collateral Agent disclose to any third parties any of the Grantors’ technology infrastructure without the written consent of the applicable Grantor.

Section 7                                               Collateral Agent.

7.1                                 Collateral Agent’s Appointment as Attorney-in-Fact, etc.  (a) Subject to the terms of the Intercreditor Agreement, each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of and at the expense of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)                                     in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii)                                  in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Collateral Agent’s security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)                               discharge Liens levied or placed on or threatened against the Collateral, and effect any repairs or insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)                              execute, in connection with any sale provided for in Section 6.6 or 6.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)                                 (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark, throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; (8) vote any right or interest with respect to any Investment Property; (9) order good standing certificates and conduct lien searches in respect of such jurisdictions or offices as the Collateral Agent may deem appropriate; and (10) generally sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless a Default shall have occurred and be continuing.

(b)                                 If any Grantor fails to perform or comply with any of its agreements contained herein, subject to the terms of the Intercreditor Agreement, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)                                  Each Grantor hereby ratifies all that such attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2                                 Duty of Collateral Agent.  The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent nor any of their respective officers, directors, employees or agents shall be liable for any failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder.

Section 8                                               Miscellaneous.

8.1                                 Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in writing signed by the Grantors and the Collateral Agent.

8.2                                 Notices.  All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 13.2 of the Indenture and each Grantor hereby appoints Holdings as its agent to receive notices hereunder.

8.3                                 Indemnification by Grantors.  Each Grantor hereby agrees, on a joint and several basis, to indemnify, exonerate and hold the Collateral Agent and each of the officers, directors, employees, Affiliates and agents of the Collateral Agent (each a “the Collateral Agent Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Collateral Agent Parties or any of them as a result of, or arising out of, or relating to (a) any tender offer, merger, purchase of equity interests, purchase of assets (including the related transactions) or other similar transaction with respect to the Grantors or the Collateral, (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any hazardous substance at any property owned or leased by any Grantor or any Subsidiary, (c) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Grantor or any Subsidiary or the operations conducted thereon, (d) the investigation, cleanup or remediation of offsite locations at which any Grantor or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of hazardous substances or (e) the execution, delivery, performance or enforcement of this Agreement or any other Note Document by any Collateral Agent Party, except to the extent any such Indemnified Liabilities result from the applicable Collateral Agent Party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Grantor hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 8.3 shall survive the Discharge of Notes Obligations.

8.4                                 Enforcement Expenses.  (a) Each Grantor agrees, on a joint and several basis, to pay or reimburse on demand the Collateral Agent for all reasonable out-of-pocket costs and expenses (including Legal Costs of counsel for the Collateral Agent) incurred in collecting against any Grantor under the guaranty contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and any other Note Document.

(b)                                 Each Grantor agrees to pay, and to save the Collateral Agent harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)                                  The agreements in this Section 8.4 shall survive the Discharge of Notes Obligations.

8.5                                 Captions.  Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

8.6                                 Nature of Remedies.  All Notes Obligations of each Grantor and rights of the Collateral Agent expressed herein shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of the Collateral Agent, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.7                                 Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by telecopy or portable document format of any executed signature page to this Agreement shall constitute effective delivery of such signature page.

8.8                                 Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

8.9                                 Entire Agreement.  This Agreement, together with the other Notes Documents and the Intercreditor Agreement, embody the entire agreement and understanding among the parties hereto and supersede all prior or contemporaneous representations, agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by any Grantor of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Collateral Agent.

8.10                           Successors; Assigns.  This Agreement shall be binding upon the Grantors, the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of the Grantors, the Collateral Agent and the permitted successors and assigns of the Collateral Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Related Agreements. No Grantor may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

8.11                           Governing Law.  THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS AGREEMENT WITHOUT GIVING

EFFECT TO APPLICABLE PRINCIPLES OF LAW OF THE STATE OF NEW YORK, CONFLICTS OF LAW, OTHER THAN SECTION 5-1402 AND SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8.12                           Consent to Arbitration.

(a)                                  Any dispute, controversy, or claim arising out of, relating to, or in connection with this contract, or the breach, termination, or validity thereof, shall be finally settled by arbitration.  The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties.  Notwithstanding the provisions of Section 8.11, the arbitration and this clause shall be governed by Title 9 (Arbitration) of the United States Code.  The seat of the arbitration shall be New York, New York, United States of America, and it shall be conducted in the English language.  The parties submit to jurisdiction in the state and federal courts in the State, County and City of New York for the limited purpose of enforcing this agreement to arbitrate.

(b)                                 The arbitration shall be conducted by three neutral arbitrators, who shall be appointed by the AAA.  The arbitrators shall be impartial and independent.

(c)                                  In order to facilitate the comprehensive resolution of related disputes, and upon request of any party to the arbitration proceeding, the arbitration tribunal may consolidate the arbitration proceeding with any other arbitration proceeding involving any of the parties hereto relating to this Agreement or to the other Related Agreements (whether or not such other proceeding involves all of the parties hereto).  The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the various arbitrations so that a consolidated proceeding would be more efficient than separate proceedings and (ii) no party would be prejudiced as a result of such consolidation through undue delay or otherwise.  In the event of different rulings on this question by the arbitration tribunal constituted hereunder and the tribunal constituted under any other Related Agreement, the ruling of the arbitration tribunal governing the first proceeding to have been filed shall control.  In the event of the consolidation of one or more proceedings pursuant to this subsection, the arbitration tribunal governing the first such proceeding to have been filed shall govern the consolidated proceeding unless otherwise agreed by all parties to the proceedings being consolidated.  Solely for purposes of this subsection (c), (i) a proceeding shall be deemed to have been filed when the related demand for arbitration is served by the complaining party and (ii) in the event that two proceedings shall have been filed on the same day, the proceeding involving the largest dollar amount in dispute shall be deemed to have been the first filed.

(d)                                 The arbitration award shall be final and binding on the parties.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

8.13                           Waiver of Certain Damages.  NO PARTY SHALL BE ENTITLED TO ANY RECOVERY UNDER THIS AGREEMENT FOR CONSEQUENTIAL, INCIDENTAL,

PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES.  THIS SECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND ALL TRANSACTIONS CONTEMPLATED HEREBY.

8.14                           Set-off.  Each Grantor agrees that the Collateral Agent has all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, each Grantor agrees that at any time a Default exists, the Collateral Agent may apply to the payment of any Notes Obligations, whether or not then due, any and all balances, credits, deposits, accounts or moneys of such Grantor then or thereafter with the Collateral Agent.

8.15                           [Intentionally Omitted].

8.16                           Acknowledgements.  Each Grantor hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Related Agreements to which it is a party;

(b)                                 no joint venture is created hereby or by the other Note Document or otherwise exists by virtue of the transactions contemplated hereby among the Collateral Agent and the Grantors or among any of them.

8.17                           Additional Grantors.  Each Person that is required to become a party to this Agreement pursuant the Indenture or otherwise shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Person of a Second Lien Collateral Agreement Joinder.

8.18                           Releases.  (a) Upon the Discharge of Notes Obligations, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to the Grantors any Collateral held by the Collateral Agent hereunder, and execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence such termination and release.

(b)                                 If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Notes Documents, then the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Holdings, a Grantor (other than Holdings) shall be released from its obligations hereunder in the event that all the equity interests of such Grantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Notes Documents and the other Related Agreements; provided, that the relevant Grantor shall have delivered to the Collateral Agent, with reasonable notice prior to the date of the proposed release, a written request for release identifying the relevant Grantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by such Grantor stating that such transaction is in compliance with the Notes Documents and the other Related Agreements.

(c)                                  Promptly following the consummation of a merger that does not constitute a Default under Section 6.1 of the Indenture, the Collateral Agent shall deliver to the Grantor surviving any such merger, the certificate or certificates (if any) evidencing the Pledged Equity of the non-surviving Grantor of such merger.

(d)                                 In the event the provisions of Section 3.1(b)(iv) hereof require that this Agreement or any other Notes Security Document be amended or modified to the extent necessary to release any Lien on the shares of Capital Stock, securities or other payment rights of any Grantor, then the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the such Liens.

8.19                           Obligations and Liens Absolute and Unconditional.  Each Grantor understands and agrees that the obligations of each Grantor under this Agreement shall be construed as a continuing, absolute and unconditional without regard to (a) the validity or enforceability of any Note Document, any of the Notes Obligations or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by the Collateral Agent, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Grantor or any other Person against the Collateral Agent, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Grantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Grantor for the Notes Obligations, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Grantor, the Collateral Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any other Grantor or any other Person or against any collateral security or guaranty for the Notes Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from any other Grantor or any other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of any other Grantor or any other Person or any such collateral security, guaranty or right of offset, shall not relieve any Grantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

8.20                           Termination; Reinstatement.  This Agreement shall terminate, subject to reinstatement in accordance with this Section 8.20, upon the Discharge of Notes Obligations.  This Agreement will be reinstated if at any time any payment or distribution in respect of any of the Notes Obligations is rescinded or must otherwise be returned in an Insolvency or Liquidation Proceeding or otherwise by any holder of Notes Obligations or any representative of any such party (whether by demand, settlement, litigation or otherwise).  In the event that any representative or any holder of any Notes Obligation recovers all or any part of a payment or distribution made with respect to an Notes Obligation in an Insolvency or Liquidation

Proceeding or otherwise, such representative or holder, as the case may be, will forthwith deliver the same to the Collateral Agent on behalf of the holders of an Notes Obligation, for the account of the such holders of an Notes Obligation, to be applied in accordance with Section 4.1 of the Intercreditor Agreement.  Until so delivered, such proceeds will be held by the representative or holder who received such proceeds, for the benefit of the holders of any Notes Obligation.

8.21                           Relation to Intercreditor Agreement.  Notwithstanding anything herein to the contrary, the lien and security interest granted pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.  If any Grantor shall pledge any assets or undertake any action to perfect or protect any Lien on any assets pledged in connection with this Agreement, such Grantor may simultaneously pledge such assets or undertake such actions with respect to such assets as necessary to comply with the provisions set forth in the Intercreditor Agreement, without further request or consent by the Collateral Agent or Credit Facility Agent.  Any provision of this Agreement to the contrary notwithstanding, (i) no Grantor shall be required to act or refrain from acting in a manner that is inconsistent with the terms and provisions of the Intercreditor Agreement, (ii) prior to the Discharge of Credit Facility Obligations, no Grantor shall be required to act or refrain from acting with respect to any Collateral if compliance by such Grantor with such requirement would result in a breach of or constitute a default under any Credit Facility Document and (iii) prior to the Discharge of Credit Facility Obligations, the requirements of this Agreement to endorse, sign or deliver Collateral to the Collateral Agent shall be deemed satisfied by endorsement, assignment or delivery of such Collateral to the Credit Facility Agent.

[Remainder of Page Intentionally Left Blank]

Each of the undersigned has caused this Second Lien Collateral Agreement to be duly executed and delivered as of the date first above written.

MXENERGY HOLDINGS, INC.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

MXENERGY, INC.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

MXENERGY ELECTRIC, INC.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Collateral Agent

By:	/s/ Anthony A. Bocchino
Name: Anthony A. Bocchino
Title: Vice President

[Signature Page to Guarantee and Collateral Agreement]

ADDITIONAL GRANTORS:

ONLINECHOICE INC.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

MXENERGY GAS CAPITAL HOLDINGS CORP.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

MXENERGY ELECTRIC CAPITAL HOLDINGS CORP.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

MXENERGY GAS CAPITAL CORP.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

MXENERGY ELECTRIC CAPITAL CORP.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

MXENERGY CAPITAL HOLDINGS CORP.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

INFOMETER.COM INC.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

MXENERGY CAPITAL CORP.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President

MXENERGY SERVICES INC.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President